Exhibit 10.36

DEFERRED COMPENSATION AGREEMENT

This Agreement made effective as of July 31, 2006 by and between McKENZIE BAY INTERNATIONAL, LTD., a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 37899 Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331, hereinafter referred to as “MKBY”, and GARY L. WESTERHOLM of 3362 Moraine Dr. Brighton, MI 48114, hereafter referred to as “Employee”.

W I T N E S S E T H :

WHEREAS, Employee was a Founder of MKBY and has been a Key Employee of MKBY since its founding and is now its Chairman of the Board of Directors, and

WHEREAS, the parties agree that Employee shall retire, effective July 31, 2006, and

WHEREAS, MKBY wishes to provide Employee with an orderly payment of compensation which is due to Employee under Employee’s current employment contract,

NOW, THEREFORE, in consideration of the above recitals, the terms and covenants of this Agreement and other valuable consideration, the parties agree as follows:

1.

The parties hereby agree that Employee’s retirement shall be effective as of July 31, 2006, and that neither party shall have any claim against the other arising out of the employment agreement between the parties, other than for expenses advanced by Employee on behalf of MKBY and any claim which may arise under the terms of this Deferred Compensation Agreement.   MKBY shall pay to Employee, as deferred compensation, the sum of Four Thousand Five Hundred and no/100 ($4,500.00) Dollars U.S. per month commencing August 1, 2006 for a period of twelve months (12), then Five Thousand and 00/100 per month for twenty-six (26) months and a final payment of Seven Thousand Two Hundred Twenty Four and 98/100 Dollars U.S in the thirty-ninth month ($7,224.98).  MKBY shall also continue health insurance coverage for Employee in accordance with the company’s standard Employee benefits for a period of 12 months.

2.

In the event Employee dies subsequent to his retirement as set forth in 1 above, MKBY will pay the remaining unpaid amount called for in paragraph 1 above to such person or persons named by Employee in a written document filed by him with MKBY before his death or in the absence of such designation to the person or persons designated by Employee in Employee’s Last Will and Testament or in the absence of such designation, to Employee’s estate.

3.

Employee hereby resigns as a Director of WindStor Power Co. (WPC) effective July 31, 2006.

4.

The parties agree that Employee will remain as a Director of MKBY, and will remain as Chairman of the Board of Directors until the next annual meeting of shareholders or earlier action by the Board of Directors.

5.

Employee will represent WPC and MKBY at the dedication of the WindStor installation in Ishpeming, Michigan.  MKBY and WPC have no objection to Employee remaining involved and continuing to participate on the MPSC 21st Century Energy Plan committees, as an individual.  Employee, in conjunction with John W. Sawarin, will lead the effort to monetize the Lac Doré deposit in accordance with guidelines established by the MKBY Board of Directors. A separate compensation agreement, recognizing any successful transaction with Lac Doré, initiated by Employee and John W. Sawarin, and a third party(s), will be put into place.  In addition, Employee agrees that Employee will remain reasonably available to undertake and perform such special projects as Employee and MKBY may agree upon from time to time, including giving approved WindStor presentations at key conferences.  The parties agree that Employee will not receive additional compensation for undertaking such special projects but shall be reimbursed for all expenses related to such special projects which have been agreed upon between Employee and MKBY in advance of the incurring of such expenses.

6.

The parties agree that Employee shall retain as his sole and separate property the computer and related accessories which he is currently using.

7.

Employee wishes to purchase WindStor Wind Turbines (“WWT”) from WPC as an independent developer, and to sell the power from those WWT’s to Employee’s customers.  In this regard, the parties agree as follows:

a.

Employee may purchase WWTs from WPC in accordance with the terms and conditions of the standard Sale and Service Agreement.

b.

In any areas wherein WPC has already established an exclusive distributor,employee shall purchase from said distributor.  In areas wherein WPC has not previously established an exclusive distributor, WPC will “grandfather” Employee in its contract with a new distributor to allow Employee to continue to purchase directly from WPC.

c.

Pricing of purchases from WPC shall be at WPC’s standard pricing in effect at the time of the purchase for a turnkey installation at the location at which the WWT is to be installed. In the event that, by agreement of the parties, Employee sources some of the components and/or services of an installation, the price to Employee ;shall be reduced proportionally, including WPC’s mark-up. Multiple installations ;at the same site or sites that are very close geographically will be eligible for pricing discounts to be agreed upon between the parties. If there is no authorized WPC Sales Representative involved in a particular transaction, the purchase price will be reduced by an amount equal to the average sales commission paid by WPC on Sale and Service Agreements or Power Purchase Agreements during the preceding six months.

d.

WPC will not consider it to be a conflict of interest for any member of the Torys law firm to represent Employee in any matter other than a matter or agreement between Employee and WPC or MKBY.

e.

Employee shall have license to use WPC’s form of Power Purchase Agreement, provided, however, that any reference in said agreement to WindStor Power Co. shall be removed.

f.

In the event WPC is unable to perform the installation management function or ceases to exist, Employee shall have direct access to all WPC vendors necessary for an installation and will not be required to pay any markup to WPC for such installation(s).

g.

In the event Employee provides maintenance to the WWTs through a WPC approved vendor, Employee will not be required to pay a fee to WPC for maintenance.

h.

WPC will provide current WWT non-confidential information and marketing data, and will promptly provide updates as they occur.

i.

Employee shall retain all rights to the names and programs: “A GREENER Energy Future” and “Investment for a GREENER Future”.

8.

Employee agrees that as a condition for his entitlement to payments by MKBY under this Agreement, Employee will not engage in any employment either as an Employee or as an independent contractor with any person, firm, corporation or other entity providing “inside the fence” electricity generated by a vertical axis wind turbine other than a WWT without the prior express and written consent of MKBY.  If at any time Employee violates the provisions of this section, the obligation of MKBY to make any future payments to Employee or Employee’s beneficiaries under this Agreement shall terminate immediately.

9.

Neither Employee nor Employee’s beneficiaries shall have the right to encumber, commute, borrow against, dispose of or assign the right to receive payments under this Agreement.  Employee may assign his rights under paragraph 8, above, to any entity in which Employee retains a controlling interest.  Employee may not assign any rights or interest under paragraph 8 above to any other entity without the written consent of MKBY.

10.

This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

11.

Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

12.

It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, United States of America.

13.

Any notice provided for or concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this Agreement.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed this 25th day of July, 2006.

McKENZIE BAY INTERNATIONAL, LTD.

By:/s/Gregory N. Bakeman

Gregory N. Bakeman

Its:

President

/s/GARY L. WESTERHOLM

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